Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
John Swanson
Swanson Communications, Inc.
(516) 671-8582
LOJACK CORPORATION REPORTS
FIRST QUARTER 2011 RESULTS
First Quarter Highlights
•	Revenue of $30.3 Million

•	Improved Profitability on Tight Cost Control

•	Net Loss Reduced to $1.6 Million
Westwood, MA. May 3, 2011 — LoJack Corporation (NASDAQ GS: “LOJN”) today reported consolidated revenue of $30.3 million for the first quarter ended March 31, 2011 compared to $30.8 million in the same quarter of the prior year. Revenue in the company’s North America segment was $22.4 million for the first quarter compared to $23.1 million in the first quarter of the prior year. A 7% increase in U.S. unit volume was offset by lower average pricing in the U.S. and a decline in the company’s business in Canada. Revenue in the company’s international segment for the first quarter of 2011 increased 5% to $7.2 million from $6.9 million in the same quarter of the prior year, driven by continued expansion of the subscriber base in Italy.
Richard T. Riley, Chairman and Chief Executive Officer said, “While we were pleased with our continued strong progress in improving profitability in the first quarter, we were disappointed with our top line revenue performance.. Consolidated revenue for the first quarter was largely unchanged from prior year levels as the expected modest growth in our international business was offset by a slight decline in our North America segment. While the broader auto market in the U.S. grew approximately 20% in the first quarter of 2011 over prior year levels, our unit volume increased 7%, as our domestic business continued to be negatively impacted by a shift in historical brand mix and an increased level of leased vehicles. Our unit volume increase in the U.S. was offset by lower average pricing as a greater percentage of our business was driven by our bulk installation business model at lower price points. We have developed specific sales programs to address these cyclical auto trends with initial strong dealer acceptance thus far in the second quarter.”

“International revenue in the first quarter of 2011 reflected a 5% increase over prior year levels, with the business in Italy continuing to generate positive momentum. Unit volume and revenue in Italy during the first quarter of 2011 increased 35% and 55%, respectively over the same quarter in 2010 as we continued to make solid progress in adding new subscribers. With approximately 2,000 new subscribers added during the first quarter we now have aproximately 15,000 subscribers in Italy.”
Consolidated gross profit for the first quarter of 2011 increased 4% to $15.0 million from $14.5 million in the first quarter of 2010. Gross profit as a percentage of revenue for the first quarter of 2011 was 50%, compared to 47% in the same quarter of the prior year. The improvement in gross profit as a percentage of revenue for the first quarter was driven by a change in customer mix, lower promotional spending in the U.S. and lower product warranty costs related to the company’s legacy technology in Canada.
Operating expenses in the first quarter declined $2.8 million, or 14%, from the same quarter of the prior year, to $17.6 million, primarily due to staffing reductions made earlier in 2010 and lower marketing spending. The resulting operating loss for the first quarter of 2011 was $2.6 million, or $3.3 million better than the operating loss of $5.9 million in the first quarter of 2010.
Adjusted EBITDA, which includes the items reflected in Table 1, for the first quarter of 2011, was a loss of $0.1 million, compared to a loss of $2.9 million in the first quarter of 2010.
Mr. Riley said, “We continued to benefit from strong cost control in the first quarter, delivering significantly improved profitability in our historically lowest revenue quarter of the year. The tight cost management allowed us the flexibility to make specific investments in future sales and marketing programs to address the changes in brand mix and leasing that we experienced in the first quarter of 2011.”
The net loss attributable to LoJack Corporation for the first quarter of 2011 was $1.6 million, or $0.09 per diluted share, compared to a net loss of $5.6 million, or $0.32 per diluted share, in the first quarter of the prior year.
Mr. Riley said, “As a result of the brand mix shift seen in the first quarter of 2011 coupled with the expected disruption in the second half of 2011 from the natural disaster in Japan, we have adjusted our internal revenue forecast down slightly. We will continue to aggressively manage our cost structure to deliver our budgeted adjusted EBITDA. Our 2011 internal forecast reflects revenue between $152 million and $156 million and adjusted EBITDA to be between $16 million and $18 million.”
During the first quarter of 2011, the company did not repurchase any shares under its stock repurchase plan. As of March 31, 2011, the company had an outstanding authority to repurchase 1,681,778 shares.

About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles — having recovered nearly USD$4 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery — Radio Frequency — and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.
To access the webcast of the company’s conference call to be held at 9:00 AM ET, May 3, 2011, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.
Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the company or statements made by its employees may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity, revenue, profit, adjusted EBITDA and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) the presence of competitors with greater technical, marketing, and financial resources; (vi) the company’s customers’ ability to access the credit markets; (vii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (viii) the company’s ability to successfully expand its operations; and (ix) changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2010.
The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.
The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.
Table 1 — Adjusted EBITDA Computation
GAAP to Pro Forma Non-GAAP Reconciliation
(in millions)

	Three Months ended March 31, 2011	Three Months ended March 31, 2010
	$	$

Operating loss, as reported	$(2.6)	$(5.9)
Adjusted for:
Depreciation and amortization	1.8	1.9
Stock compensation expense	0.7	1.1

Adjusted EBITDA	$(0.1)	$(2.9)

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)

Revenue	$30.3	$30.8

Cost of goods sold	15.3	16.3

Gross profit	15.0	14.5

Costs and expenses:
Product development	1.4	1.9
Sales and marketing	6.5	7.5
General and administrative	8.0	9.3
Depreciation and amortization	1.7	1.7

Total	17.6	20.4

Operating loss	(2.6)	(5.9)

Other income (expense):
Interest income	0.7	0.1
Interest expense	(0.2)	(0.2)
Other, net	0.7	0.4

Total	1.2	0.3

Loss before provision for income taxes	(1.4)	(5.6)
Provision for income taxes	0.2	0.1

Net loss	(1.6)	(5.7)
Less: Net loss attributable to the noncontrolling interest	—	(0.1)

Net loss attributable to LoJack Corporation	$(1.6)	$(5.6)

Diluted net loss per share attributable to LoJack Corporation	$(0.09)	$(0.32)

Weighted average diluted common shares outstanding	17,531,613	17,283,560

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$52.2	$51.8
Restricted cash	0.1	0.2
Marketable securities at fair value	1.2	1.4
Accounts receivable, net	23.0	26.9
Inventories	9.1	8.5
Prepaid expenses and other	3.6	4.0
Prepaid and receivable income taxes	0.8	0.7
Deferred income taxes	0.3	0.3

Total current assets	90.3	93.8

Property and equipment, net	14.3	15.1
Deferred income taxes	0.1	0.1
Intangible assets, net	0.2	0.3
Goodwill	1.7	1.7
Other assets, net	10.7	11.3

Total assets	$117.3	$122.3

Liabilities and equity
Current Liabilities:
Current portion of long term debt	$0.2	$0.2
Accounts payable	4.2	7.1
Accrued and other liabilities	10.5	11.1
Current portion of deferred revenue	20.9	21.8
Accrued compensation	3.8	4.7

Total current liabilities	39.6	44.9

Long term debt	11.6	8.8
Deferred revenue	28.3	28.8
Deferred Income Taxes	0.3	0.3
Other accrued liabilities	3.5	3.5
Accrued compensation	1.4	1.6

Total liabilities	84.7	87.9

Commitments and Contingent Liabilities

Equity:
Common stock	0.2	0.2
Additional paid-in capital	20.7	20.0
Accumulated other comprehensive income	5.8	6.7
Retained earnings	6.1	7.7

Total LoJack Corporation equity	32.8	34.6
Noncontrolling interest in subsidiary	(0.2)	(0.2)

Total equity	32.6	34.4

Total liabilities and equity	$117.3	$122.3

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.